Exhibit 10.19

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made and entered into as of October 30, 2006 by and between DeMarseCo Holdings, Inc., a Delaware corporation (“Acquiror”), CreditCards.com, L.P., a Texas limited partnership (the “Target”), and Daniel H. Smith (“Smith” and, together with Target, the “Inducer”).

RECITALS

A.        Pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of even date herewith by and among Acquiror, Target, and certain other parties thereto, Acquiror will acquire substantially all of the assets of the Target together with all of the goodwill of Target related to the business of Target being conducted and proposed to be conducted by Target, comprised of the establishing, maintaining and publishing of an online marketplace whereby consumers may search, compare and apply for credit cards suited to such consumers’ needs (the “Target Business”). The effective time of this Agreement (the “Effective Time”) shall be the effective time of the closing of the transaction contemplated by the Purchase Agreement (the “Acquisition”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

B.         In conjunction with the Purchase Agreement, as an inducement to Acquiror entering into the Purchase Agreement and as a condition to the consummation of the Acquisition, Inducer has agreed to refrain from competing with the Target Business for a reasonable period of time in order that Acquiror may obtain the contemplated benefits from the Acquisition and the goodwill associated therewith.

C.         Inducer possesses, and after the Effective Time will continue to possess, detailed and special knowledge of confidential and proprietary information of the Target Business, including confidential or proprietary information regarding Target’s activities, products and technology.

D.        Inducer’s entry into this Agreement is an essential part of the transactions described in the Purchase Agreement. Smith owns an interest in Target and will derive significant financial benefit from the Acquisition. The due execution of this Agreement by Inducer is a condition to the closing of the Acquisition.

E.         The parties to this Agreement, and to the Purchase Agreement, recognize that Target has carried on the Target Business via the Internet, marketing to customers, clients and suppliers in the United States and its territories, the remainder of the countries of North America, Asia, Africa, South America, Australia and Europe (the “Geographic Area”).

F.         This Agreement is necessary for the protection of Acquiror’s investment in Target’s assets that it is purchasing in the Acquisition.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement and the consideration to be received by Inducer in connection with the Acquisition and for other good and valuable consideration, the simultaneous receipt and adequacy of which are hereby acknowledged, the Inducer and Acquiror (collectively referred to as the “Parties”) hereby agree as follows:

1.         Non-Competition; Non-Solicitation. Inducer agrees that for a period (the “Restricted Period”), commencing from the Effective Time until the six (6) year anniversary of the date hereof, Inducer will not directly or indirectly, whether as an owner, partner, stockholder, joint venturer, corporate officer, director, employee, consultant, principal, trustee, lender or licensor, or in any other similar capacity whatsoever, of or for any person, firm, partnership, company or corporation (other than for Acquiror or any of its affiliates): (a) engage, own, manage, operate, sell, finance, control or participate in the engagement, ownership, management, operation, sales, finance or control of, or be connected in any manner with, any business that competes with the Business; (b) approach or solicit in connection with a competing business purpose, or divert, interfere with or take away, or attempt to approach or solicit in connection with a competing business purpose, or divert, interfere or take away, the business or patronage of any of the clients, customers or suppliers of the Target or Acquiror which are presently existing or identified as prospective clients, customers or suppliers; or (c) recruit or solicit any person who is or was employed by Target, Acquiror or any of their respective affiliates, or induce or attempt to induce or take any action which is intended to induce any employee of Target, Acquiror or any of their respective affiliates to terminate his or her employment with, or otherwise cease his or her relationship with, Acquiror or any of its affiliates, or interfere in any manner with the contractual or employment relationship between Acquiror or any of its affiliates and any employee of Acquiror or any of its affiliates; provided however, the restriction in Paragraph I(c) shall terminate upon (i) termination of the employee’s employment by Acquirer or its affiliate, as applicable; or (ii) sale of Target, whether by sale of stock, sale of assets, merger, or otherwise. In addition, notwithstanding any restriction in this Paragraph 1, Inducer is permitted to own, as a passive investor, up to a 1% interest in any publicly-traded entity. The restrictions set forth in this Paragraph 1 shall be effective within all cities, counties, states, provinces or other similar designated regions of the Geographic Area.

2.         Confidentiality. Inducer possesses certain information related to Target’s products, services, research, development, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers, substantial portions of which are non-public, confidential and /or proprietary in nature. All such information, whether written or oral and whether furnished before or after the date hereof which are based on or contain or otherwise related to such information are collectively referred to as the “Confidential Information.” The term “person” shall be broadly interpreted to include, without limitation, any governmental entity, corporation, partnership, company or individual. Inducer agrees to (i) hold all Confidential Information in strict confidence and use all reasonable care to maintain the confidentiality of all Confidential Information and (ii) not disclose Confidential Information to any person; provided, however, that the foregoing obligations regarding confidentiality shall not apply to any Confidential Information that (i) is or becomes generally available to or known by the public other than as a result of a disclosure made by Inducer, or (ii) is or was disclosed to Inducer on a non-confidential basis from a source other than Target or Acquiror (or their predecessors) provided that Inducer is not aware that such source is or was then bound by a confidentiality agreement with Target or Acquiror or otherwise prohibited from transmitting the information to Inducer. Further, Inducer acknowledges the assignment to Acquiror of any rights Inducer may have in any Confidential Information and recognizes that all Confidential Information shall be the sole property of the Acquiror and its assigns and that the Acquiror and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world. Notwithstanding the foregoing, Smith may use his know-how in other activities so long in so doing he does not disclose or use the Confidential Information in violation of his obligations hereunder or under any other agreement between Acquiror or any affiliate of the Acquiror) and Smith.

3.         Condition of Acquisition; Consideration. Inducer agrees and acknowledges that Acquiror is entering into the Purchase Agreement in order, in part, to acquire the Target Business for expansion into worldwide markets. Inducer further agrees that the covenants provided for in Paragraphs 1 and 2, including, without limitation, the term of the Restricted Period and the scope of the Geographic Area encompassed in such covenants, are necessary and reasonable in order to protect Acquiror in the conduct of the Business and the utilization of its assets, tangible and intangible, including goodwill, and to preserve and protect the tangible and intangible assets purchased in the Acquisition, Acquiror and its affiliates, including their goodwill, and the customers and trade secrets of which Inducer has and will have knowledge. Both Acquiror and Inducer agree that the execution, delivery and performance of this Agreement is in consideration of, and a condition precedent to, the consummation of the Acquisition, and the Parties do not ascribe and cannot ascribe a separate consideration or value to the covenants provided in this Agreement.

4.         Severability. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the cities, counties and states of the United States of America, and one for each other country, city and any region, if any, analogous to states or counties in the United States of America in the Geographic Area. It is the desire and intent of the Parties that these covenants shall be enforced to the fullest extent permissible under applicable law. If any portion of this Agreement is held to be invalid or unenforceable due to the unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for the greatest period of time and for the greatest geographical area as may be determined to be reasonable by a court of competent jurisdiction and shall be enforced accordingly. If any other portion of this Agreement is held to be invalid or unenforceable for reasons unrelated to the unreasonableness of time or geographical restrictions, such provisions shall be severed from this Agreement and the remaining covenants and restrictions or portions thereof shall remain in full force and effect.

5.         Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing, specifying such modification, waiver or discharge, and signed by Inducer and by an authorized officer of Acquiror (other than Inducer). No waiver by any party of any breach of, or compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

6.         Injunctive Relief. It is expressly agreed between the Parties that monetary damages would be inadequate to compensate Acquiror for any breach by Inducer of the covenants and obligations set forth in this Agreement. Accordingly, Inducer agrees and acknowledges that any such breach or threatened breach will cause irreparable injury to Acquiror, and that, in addition to any other remedies at law or in equity which may be available, Acquiror shall be entitled to obtain preliminary and permanent injunctive relief against any breach or threatened breach of this Agreement or the continuation of any such breach by Inducer, without the necessity of proving actual damages.

7.         Assignability. Inducer’s obligations under this Agreement are personal in nature and may not be assigned or transferred; provided, however, that Acquiror may assign this Agreement to any affiliate or other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of Acquiror. In the event Acquiror shall transfer or assign this Agreement to a third party, such transferee or assignee shall be entitled to enforce this Agreement in full, including, without limitation, the noncompetition provisions contained herein.

8.         Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

9.         Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) five (5) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after being sent by commercial overnight courier service; or (iv) one (1) business day after transmission, if sent via facsimile with confirmation of receipt to the Parties at the addresses following their signatures to this Agreement (or at such other address for a party as shall be specified upon like notice). Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended; provided, however, that if such receipt is on a day that is not a business day, such notice or other communication shall be deemed to have been duly given on the next business day following such receipt.

10.       Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the Parties concerning the matters set forth in this Agreement, and no representations, warranties or inducements, express or implied, have been made by either party to the other except as set forth in this Agreement and the Purchase Agreement. This Agreement may not be amended, modified, altered or supplemented, other than by means of a written instrument, specifying such amendment, modification, alternation or supplement, duly executed and delivered on behalf of Inducer and Acquiror (or any permitted successors or assigns).

11.       Counterparts. This Agreement may be executed by facsimile and in counterpart copies, all of which when taken together shall be deemed to constitute one and the same instrument.

12.       Nonexclusivity. The rights and remedies of Acquiror hereunder are not exclusive of, or limited by, any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Acquiror hereunder, and the obligations and liabilities of Inducer hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the laws of unfair competition, laws relating to misappropriation of trade secrets, other laws and common law requirements and all related rules and regulations, in each case to the extent applicable to any action or inaction of Inducer hereunder.

13.       Construction. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

Signature page follows.

INDUCER ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

DEMARSECO HOLDINGS, INC.

By:	/s/ Philip Siegel
Philip Siegel
Secretary

INDUCER:

DANIEL H. SMITH

/s/ Daniel H. Smith
Signature

Address:

CREDITCARDS.COM, L.P.

By:	CCDC Management, LLC, its General Partner

By:	/s/ Jeff Whitmire
Jeff Whitmire
President

Address:

Signature Page to Non-Competition And Non-Solicitation Agreement

Acknowledgement

I acknowledge that all products and trade secrets, including creative concepts, articles, marketing campaigns, slogans, intellectual property, and correspondence, that I have created or conceived for CreditCards.com L.P. a Texas limited partnership (“CreditCards.com”), are the property of CreditCards.com

/s/ Daniel H. Smith
Daniel H. Smith
October 30, 2006